Exhibit 16

June 18, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington D.C. 20549

Commissioners:

We have read the statements made by Horizon Offshore, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated June 11, 2004. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP